Exhibit 99.1

Presidio Property Trust Announces Signing of Lease with

Make-A-Wish® Foundation San Diego

San Diego, CA – March 9, 2021 – Presidio Property Trust, Inc. (Nasdaq: SQFT), an internally managed, diversified real estate investment trust, announced the signing of a lease with Make-A-Wish® Foundation San Diego.

“We are pleased to welcome Make-A-Wish® Foundation San Diego to our headquarters building,” said Jack Heilbron, President and Chief Executive Officer. “We have worked on creating appealing business environments for office tenants and are pleased to see continued validation of our approach.”

“Over its life, this long-term lease will provide $1.1 million in consideration and shows the current tenant demand for well-located and appealing office space. We are thrilled that such a worthwhile organization as Make-A-Wish has chosen our building as its new location ,” said Gary Katz, Senior Vice President of Asset Management.

About Presidio Property Trust

Presidio is an internally managed, diversified REIT. We have interests in approximately 110 model home properties located in four states, with the majority located in Texas and Florida, which are leased back to homebuilders on a triple-net basis. Our commercial real estate portfolio consists of approximately 1 million square feet comprised of 13 properties: nine office properties, one industrial property and three retail properties. Our commercial portfolio is located in Southern California, Colorado, and North Dakota, and we are currently considering new commercial property acquisitions in a variety of additional markets across the United States. Our commercial property tenant base is diversified, which helps limit our exposure to any single industry in which our tenants operate. This geographical clustering of our real estate portfolio enables us to minimize operating costs and leverage efficiencies by managing a number of properties utilizing minimal overhead and staff. For more information on Presidio, please visit the Company’s website at https://www.PresidioPT.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including Presidio’s plans and strategies as described herein. Readers are cautioned that forward-looking statements (which can be identified by words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters) are subject to numerous risks and conditions, many of which are beyond Presidio’s control, including those set forth in the “Risk Factors” section of Presidio’s registration statement and prospectus filed with the Securities and Exchange Commission (SEC). Copies are available on the SEC’s website, www.sec.gov. The statements in this press release represent Presidio’s views only as of the date they are made and should not be relied upon as representing Presidio’s views as of any subsequent date. Presidio undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Investor Relations Contacts:

Presidio Property Trust, Inc.
Lowell Hartkorn, Investor Relations
LHartkorn@presidiopt.com
Telephone: +1-760-471-8536 x1244

TraDigital IR

Kevin McGrath

+1-646-418-7002

kevin@tradigitalir.com

MJ Clyburn

+1-917-327-6847

clyburn@tradigitalir.com